Exhibit 99.1

GlobalSCAPE, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share amounts)

	For the Year Ended December 31,
	2014
	As Previously		As
	Reported	Reclassification	Corrected	2013
Operating Revenues:
Software licenses	$9,168		$9,168	$8,086
Maintenance and support	15,033		15,033	13,650
Professional services	1,445		1,445	1,479
Other	1,124		1,124	1,124
Total revenues	26,770		26,770	24,339
Operating Expenses:
Cost of revenues	1,018		1,018	1,011
Selling, general and administrative	15,224	2,853	18,077	14,881
Research and development	5,030	(2,853)	2,177	3,766
TappIn intangible asset impairment and earnout liability elimination	-		-	(128)
Depreciation and amortization	883		883	908
Total operating expenses	22,155		22,155	20,438

Income (loss) from operations	4,615		4,615	3,901

Other income (expense):
Interest expense	(105)		(105)	(227)
Interest income	63		63	62
Total other income (expense)	(42)		(42)	(165)
Income (loss) before income taxes	4,573		4,573	3,736
Provision for income taxes	1,547		1,547	(104)
Net income (loss)	$3,026		$3,026	$3,840
Comprehensive income (loss)	$3,026		$3,026	$3,840

Net income (loss) per common share - basic	$0.15		$0.15	$0.21

Net income (loss) per common share - diluted	$0.15		$0.15	$0.20

Weighted average shares outstanding:
Basic	20,163		20,163	18,626

Diluted	20,693		20,693	19,082